Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

NEW YORK--Ares Management Corporation (NYSE:ARES) today reported its financial results for its fourth quarter and full year ended December 31, 2021.

GAAP net income attributable to Ares Management Corporation was $124.1 million and $408.8 million, respectively, for the quarter and year ended December 31, 2021. On a basic basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.68 and $2.24, respectively, for the quarter and year ended December 31, 2021. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.66 and $2.15, respectively, for the quarter and year ended December 31, 2021.

After-tax realized income was $291.1 million and $803.7 million, respectively, for the quarter and year ended December 31, 2021. After-tax realized income per share of Class A and non-voting common stock was $0.85 and $2.57, respectively, for the quarter and year ended December 31, 2021. Fee related earnings were $253.3 million and $712.3 million, respectively, for the quarter and year ended December 31, 2021.

“2021 was a transformational year for Ares as we exceeded $300 billion of AUM for the first time on growth of 55% for the year and closed two highly strategic acquisitions,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We had record organic fundraising of $25 billion in the fourth quarter and approximately $77 billion for the full year, well in excess of our expectations, as both institutional and retail investors are seeing the benefits of the higher returns and lower volatility that we generate with our alternative investments.”

“All key financial metrics were at record levels in the fourth quarter, including assets under management, fee related earnings and after-tax realized income, all having increased more than 50% on a year over year basis,” said Jarrod Phillips, Chief Financial Officer of Ares. “Our strong fund performance drove record levels of net realized performance income and fee related performance revenues in the fourth quarter. Even with our strong realization activity in 2021, our net accrued performance income increased 130% year over year.”

Common Dividend

Ares declared a quarterly dividend of $0.61 per share of its Class A and non-voting common stock, payable on March 31, 2022 to its Class A and non-voting common stockholders of record at the close of business on March 17, 2022.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the quarterly dividend on March 31, 2022. American Stock Transfer and Trust Company is engaged to administer the plan on behalf of Ares. Additional information can be located on the Investor Resources section of our website.

Additional Information

Ares issued a full detailed presentation of its fourth quarter and full year 2021 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Fourth Quarter and Full Year 2021 Earnings Presentation."

2022 Annual Stockholders Meeting

The Board of Directors set April 13, 2022 as the record date for the Company’s 2022 Annual Meeting of Stockholders. The 2022 Annual Meeting of Stockholders will be held on June 9, 2022.

Conference Call and Webcast Information

Ares will host a conference call on February 11, 2022 at 12:00 p.m. (Eastern Time) to discuss fourth quarter and full year results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061. All callers will need to enter the Participant Elite Entry Number 4069073 followed by the # sign and reference “Ares Management Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 11, 2022 to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088. For all replays, please reference conference number 10162150. An archived replay will also be available through March 11, 2022 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of December 31, 2021, Ares Management Corporation's global platform had approximately $306 billion of assets under management, with approximately 2,100 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "predicts," "intends," "plans," "estimates," "anticipates," "foresees" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic's impact on the U.S. and global economy, as well as those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Greg Mason	Cameron Rudd
cdrake@aresmgmt.com	gmason@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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